Exhibit 10.60

WESLEY VILLAGE APARTMENTS,

CHARLOTTE, NORTH CAROLINA

PROPERTY MANAGEMENT –

ACCOUNT SERVICES AGREEMENT

BETWEEN

LEGACY PARTNERS RESIDENTIAL L.P.

AND

KBS LEGACY PARTNERS WESLEY LLC

9.06.	Agent Not to Pledge Owner’s Credit	12
9.07	Representations and Warranties	12
ARTICLE 10. TERMINATION		13
10.01.	Termination by Owner Without Cause	13
10.02.	Termination by Owner for Cause	13
10.03.	Termination by Agent	14
10.04.	Orderly Transition	14
10.05.	Rights Which Survive Termination or Expiration	14
ARTICLE 11. MISCELLANEOUS		14
11.01.	Governing Law	14
11.02.	Table of Contents and Headings	15
11.03.	Entire Agreement	15
11.04.	Successors and Assigns	15
11.05.	Waiver	15
11.07.	Time	15
11.08.	Attorneys’ Fees	15
11.09.	Further Acts	16
11.10.	No Advertising	16
11.11.	Signs	16
11.12.	Owner Exculpatory Clause; Waivers of Jury Trial and Punitive Damages	16
11.14.	Notices	16
11.15.	Counterparts	17

EXHIBITS:

A-        LEGAL DESCRIPTION

PROPERTY MANAGEMENT - ACCOUNT SERVICES AGREEMENT

  This PROPERTY MANAGEMENT - ACCOUNT SERVICES AGREEMENT (this “Agreement”) is made as of November     , 2012 (the “Effective Date”) between LEGACY PARTNERS RESIDENTIAL L.P., a Delaware limited partnership (“Agent”), and KBS LEGACY PARTNERS WESLEY LLC, a Delaware limited liability company (“Owner”).

RECITALS

  A.        Owner is the record or beneficial owner of the Property (as defined below) and Agent is experienced in the management, operation and accounting of residential apartment projects similar to the Property.

  B.        The parties desire to enter into this Agreement and set forth the terms and conditions under which Agent will provide certain services with regard to account maintenance and bookkeeping services.

  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, Owner and Agent agree as follows:

AGREEMENT

ARTICLE 1.  DEFINITIONS.

1.01.  Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

  “Affiliate” shall mean, when used with respect to any person (a) if such person is a corporation, any officer or director thereof and any person which is directly, or indirectly, the beneficial owner of more than 10% of any class of equity security (as defined in the Securities Exchange Act of 1934) thereof, or if any such beneficial owner is a partnership, any partner thereof, or if any such beneficial owner is a corporation, any person controlling, controlled by or under common control with such beneficial owner or of any officer or director of such beneficial owner or of any corporation occupying any such control relationship, (b) if such person is a partnership, any partner thereof, and (c) any other person which directly or indirectly controls or is controlled by or is under common control with such person. For the purpose of this definition, “control” (including the correlative meanings of the term “controlling,” “controlled by” and “under common control with”), with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise. The term “Affiliate” shall also mean, when used with respect to any individual, the parents and grandparents of such individual, the parents and grandparents of any other individual who is an Affiliate of such individual by virtue of any one or more of the foregoing clauses (a), (b) and (c) of this definition, any descendant (whether natural or adopted) of any such parents or grandparents and any spouse of any such descendant.

  “Approved Capital Budget” and “Approved Operating Budget” shall have the meanings set forth in the Property Management Agreement.

  “Fiscal Year” shall mean the twelve (12) months commencing January 1 and ending December 31.

  “Gross Monthly Collections” shall have the meaning set forth in the Property Management Agreement.

  Property” shall mean that certain real property consisting of 301 residential units (commonly known as the Wesley Village Apartments) and zero (-0-) square feet of retail space located in Charlotte, Mecklenburg County, North Carolina as more particularly described on Exhibit A attached hereto.

  “Property Management Agreement” shall mean that certain Property Management Agreement dated as of even date herewith between Owner and Property Manager for the provision of property management services with respect to the Property.

  “Property Manager” shall mean GREP Southeast, LLC, a Delaware limited liability company.

  “Records Office” shall mean Agent’s corporate office in Foster City, California.

ARTICLE 2.  APPOINTMENT AND SERVICES OF AGENT.

2.01.    Term.  Owner hereby hires Agent to provide account maintenance and bookkeeping services upon the terms and conditions herein stated, and Agent hereby accepts said engagement, for a term beginning on the date of this Agreement and ending at 12:00 midnight on the one-year anniversary of the beginning date, unless sooner terminated by Owner or Agent as provided in Article 10 of this Agreement. At the expiration of said term, this Agreement, if not renewed in writing by Owner and Agent, shall then be deemed a month-to-month agreement cancelable by either party on not less than thirty (30) days’ advance written notice, which notice may be given at any time during a month, provided that in any event the cancellation shall be effective at the end of the calendar month in which the thirty (30) day notice period ends.

2.02.    Services of Agent.  Agent shall maintain the Accounts (as defined below) and provide bookkeeping services to facilitate the efficient operation of the Property in compliance with this Agreement. Without limiting the generality of the foregoing and subject at all times to such procedures and directions that shall be set forth in this Agreement (as revised or amended from time to time), Agent shall do all of the following:

  (a)        Employees.     Agent shall select, employ, pay, supervise and discharge all employees and personnel necessary to provide the services required under this Agreement (subject to the limitations set forth in Section 4.01 hereof). All persons so employed by

Agent shall be employees of Agent or independent contractors retained by Agent, and not by Owner. All costs of gross salary and wages, payroll taxes, medical and dental insurance, worker’s compensation insurance, incentive leasing bonuses and other costs and employee benefit expenses payable on account of such employees, shall be included in the Approved Operating Budget. Agent shall fully comply with all applicable laws and regulations having to do with workers’ compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer/employee-related subjects.

 (b)        Records and Budgets.  Agent shall keep or cause to be kept at the Records Office suitable books of control as provided in this Agreement. Agent shall assist Owner in reviewing monthly, quarterly, annual or other operating and capital budgets as shall be required by Owner.

 (c)        Operating Expenses.  Unless otherwise directed by Owner, at the written request and direction of Property Manager, Agent shall process payment of all operating and capital expenses in a manner commercially reasonable for the Property.

 (d)        Business Plan and Property Review Program.  Agent shall assist Owner in reviewing business plans for the Property submitted by Property Manager. In addition, Agent shall participate in Owner’s property review programs to the extent requested by Owner and applicable to the services provided under this Agreement. Such review shall include asset, investment, financial and strategy profiles in form and substance satisfactory to Owner and such assistance as Owner may request in connection with appraisals of the Property. Agent shall respond, within 10 days, to Owner’s management evaluation reports concerning actions to be taken by Agent to correct or modify its management standards for the operations or financial services provided for the Property.

ARTICLE 3.  COMPENSATION AND EXPENSES OF AGENT.

3.01.   Fees.

 (a)        Owner shall pay Agent, and Agent shall accept as full compensation for the services to be rendered to Owner hereunder during the term hereof, a sum equivalent to one percent (1%) of Gross Monthly Collections (the “Services Fee”). Such compensation shall be payable monthly on or before the 20th of the subsequent month.

 (b)        Except with respect to other services provided by Affiliates of Agent in accordance with Section 3.01(c), which shall be reimbursed by Owner pursuant to Section 3.01(c), Agent shall pay from the Services Fee all costs associated with or relating to its own office overhead and management personnel not located or employed at the Property, including without limitation, the salaries, wages and all other compensation, together with associated unemployment and social security taxes and contributions, as well as expenses specifically stated in this Agreement to be borne by Agent.

 (c)        If included in the Approved Operating Budget or with the prior approval and direction of Owner, Agent may obtain services and materials including, but not limited to, consulting, training, computer hardware and software, contract services and accounting and bookkeeping services through the organization, subsidiaries or Affiliates of Agent for the benefit of the Property, provided the quality of service and the price thereof is competitive with comparable prices and services offered by third parties, and the costs therefore shall be reimbursed by Owner. All discounts, rebates and other savings realized thereon by Agent are to be passed on to Owner, in full.

3.02.   Expenses to be Borne by Agent.  Unless otherwise provided in the Approved Operating Budget or Section 4.01(b) below, expenses incurred in rendering all overall supervisory, management and recordkeeping and other services to be rendered by Agent in connection with the operations of the Property shall be borne by Agent and not charged to Owner. Without limiting the generality of the foregoing provisions of this section, the following expenses and costs incurred by and/or on behalf of Agent shall be at the sole cost and expense of Agent and shall not be reimbursed by Owner:

 (a)        All costs of gross salary and wages, payroll taxes, insurance, workmen’s compensation and other costs of Agent’s corporate office and executive personnel (other than full time or part time personnel whose positions and salaries are specifically authorized in the Approved Operating Budget);

 (b)        All costs incurred as a result of Agent’s breach of this Agreement, and/or the negligence and/or willful misconduct of Agent and/or any one or more of its Affiliates, employees, independent contractors, agents and/or other representatives;

 (c)        Unless otherwise provided in the Approved Operating Budget, all costs of forms, accounting materials, administrative materials, papers, ledgers and other supplies and equipment used in Agent’s corporate office, all costs of Agent’s data processing equipment located at Agent’s corporate office and all costs of data processing provided by computer service companies to Agent’s corporate office;

 (d)        All costs of bonuses, incentive compensation, profit sharing or any pay advances to employees employed by Agent in connection with the operation and management of the Property, except for payments to individuals specifically set forth in the Approved Operating Budget or otherwise approved in writing by Owner in advance;

 (e)        All costs of automobile purchases and/or rentals, unless provided for in the Approved Operating Budget or Approved Capital Budget or the automobile is being provided by Owner;

 (f)        All costs of comprehensive crime insurance purchased by Agent for its own account;

 (g)        All costs of meals, travel and hotel accommodations for Agent’s home or regional office personnel who travel to and from the Property, unless expressly authorized by Owner; and

 (h)        Unless otherwise provided in the Approved Operating Budget, all costs (exclusive of fees that are directly property related, e.g., registration fee) of obtaining and maintaining such licenses, permits, consents and authorizations.

3.03.   Noncustomary Services.    Notwithstanding anything provided in this Agreement to the contrary, Agent shall not furnish or render to the tenants of the Property services other than those services customarily furnished to tenants of properties similar to the Property.

3.04.   Nonperformance.    If Agent fails to perform any act required under this Agreement, then Owner, after ten (10) days’ written notice to Agent (or, in the case of any emergency, without notice) and without waiving or releasing Agent from any of its obligations hereunder, may (but shall not be required to) perform such act. Owner shall have (in addition to any other right or remedy) the right to offset all costs and expenses incurred in exercising its rights under this Section 3.04 against any sums due or to become due to Agent, including, without limitation, the Services Fee.

ARTICLE 4. PERSONNEL AND BONDING.

4.01.   Stability of Management Team.    Owner and Agent recognize the benefits inherent in promoting stability in the management team engaged in the operation of the Property.

 (a)        Agent shall, in the hiring of all employees and in retaining independent contractors, use reasonable care to select qualified, competent and trustworthy employees and independent contractors. Subject to the provisions of this Section 4.01, the selection, terms of employment (including rates of compensation) and termination thereof, and the supervision, training and assignment of duties of all employees of Agent engaged in the operation of the Property shall be the duty and responsibility of and shall be determined by Agent. All personnel at the Property shall be employees of Agent and/or contractors of Agent.

 (b)        Agent shall employ at Agent’s sole cost and expense (unless otherwise provided in the Approved Operating Budget) a designated representative who works from the Records Office and is responsible for the Property and other properties (the costs and expenses for whom, if provided for in the Approved Operating Budget, shall be pro rated in light of the time spent attending to the Property as opposed to other properties).

4.02.   Fidelity Bond.  Agent, at Agent’s cost, shall obtain a fidelity bond or bonds covering Agent, and all persons who handle, have access to, or are responsible for, Owner’s monies in such amount and in such forms as are reasonably acceptable to Owner, at all times and to cover all periods, during the term of this Agreement. Any changes in such bond(s) must be approved by Owner. Agent hereby agrees to add Owner as a joint loss payee under its blanket crime policy as it pertains to the Property. Agent hereby assigns all proceeds of said bond(s) as they relate to the Property to Owner and agrees to execute such further assignments and notices thereof as shall be required by Owner.

Such bond(s) shall indemnify Owner against any loss of money or other property which Owner shall sustain through any criminal, fraudulent or dishonest act or acts committed by Agent or any of its employees or agents, during the performance of their obligations under this Agreement or their employment. Alternatively, Agent may obtain a crime insurance policy covering the Agent, and all persons who handle, have access to, or are responsible for, Owner’s monies which shall be obtained at Agent’s sole expense and shall provide Owner coverage of Two Million Dollars ($2,000,000.00) per occurrence with a Fifty Thousand Dollar ($50,000.00) deductible which deductible shall be an expense of Agent. Owner shall be furnished by Agent with a certificate or other satisfactory documentation relating to the bond(s) or alternative crime insurance policy immediately upon issuance thereof.

4.03.   Affiliates. Agent shall not contract for outside services for the Property with any Affiliate of Agent without the prior written consent of Owner.

ARTICLE 5.  COMPLIANCE WITH LAWS.

5.01.   Compliance.    Agent shall comply fully with and abide by all laws, rules, regulations, requirements, orders, notices, determinations and ordinances (collectively, “Requirements”) of any federal, state or municipal authority to the extent applicable. If the cost of compliance is (i) not included in the Approved Operating Budget or Approved Capital Budget or (ii) in excess of $10,000, Agent shall notify Owner promptly and obtain Owner’s prior written approval prior to making the expenditure.

5.02.   Notice.  Agent shall promptly notify Owner of any non-compliance with, or alleged violation of, any Requirement after becoming aware of the same.

ARTICLE 6.  FINANCIAL MATTERS.

6.01.   Books and Records.    Property Manager shall keep accounts and books and records of the Property in accordance with the terms of the Property Management Agreement and the methods and systems, and in form and substance, approved by Owner, showing all receipts, expenditures and all other records necessary or convenient for the recording of the results of operations of the Property. Such books are to be maintained on both a cash and accrual accounting basis utilizing the Yardi accounting software hosted by Agent. Agent shall cooperate and assist Property Manager in the production and retention of such books and records. To the extent held by Agent, any such original books and records shall be kept in a secure location at the Records Office and shall be open to inspection by Owner and their representatives during normal business hours and Agent agrees to cooperate in making such books and records available for inspection. Upon the effective date of any termination of this Agreement, all of such books and records held by Agent shall be delivered forthwith to Owner so as to ensure the orderly continuance of the operation of the Property. Cut-off date for books on a monthly basis will be the last working day of each month.

6.02. Reports.

 (a)        On or before the last day of each month, Agent shall provide such reports and data to Owner and Property Manager as shall be required from time to time by Owner. Without limitation, Agent shall provide the following to Owner and Property Manager for the current calendar month:

(i)          a detailed report of all monies collected (identified by tenant or other source) which shall include, but not be limited to, rents collected (including laundry or other vending income, garage or parking income, percentage rent and other amounts payable under any retail leases, if any), rents prepaid beyond the current month, and security deposits collected, and of vacancies and delinquent rents;

(ii)         a detailed report of all expenses paid;

(iii)        all bank statements and reconciliations; and

(iv)        any other special information as required from time to time by Owner.

6.03.   Audit.  Owner shall have the right to conduct an audit of the Property’s accounts and records at any time. Agent shall promptly correct all weaknesses and errors disclosed by Owner’s audits, and shall timely inform Owner in writing of all corrective actions taken. Owner’s audit shall be at Owner’s expense unless an error arising from Agent’s negligence or misconduct is discovered that is equal to or greater than two percent (2%) of annual gross receipts of the Property for the period audited, in which case Agent shall bear the full cost of the subject audit. Any adjustments in amounts due and owing from Owner or Agent shall be paid within fifteen (15) calendar days following Owner’s receipt of the audit.

6.04.   Other Reports and Statements.  Agent shall furnish to Owner, as promptly as practicable, such other reports, statements or other information with respect to the operations of the Property or the Accounts as Owner may from time to time reasonably request.

6.05. Reserved.

6.06.   Final Accounting.  Following termination of this Agreement, whether by expiration of the term hereof or sooner, Agent shall be responsible for preparing a final accounting within thirty (30) days after the effective date of said termination. The final accounting shall include all items reasonably requested by Owner. Agent shall be entitled to receive a prorated share of its Services Fee to the date of termination.

6.07. Reserved.

6.08.   Certification.  To the extent applicable, all financial statements shall be certified as true and correct in all material respects by Agent.

ARTICLE 7.  BANK ACCOUNTS.

7.01. Property Accounts.

 (a)        All funds received by Agent derived from the operation of the Property, as well as working capital furnished by Owner, shall be deposited in an account (the “Property Bank Account”) in Agent’s name, as agent for Owner, in an FDIC-insured bank designated or approved by Owner, which such account will be in compliance with applicable law. Owner may direct Agent to change depository banks or the depository arrangements. All funds so deposited shall be deemed to be trust funds held by Agent for the benefit of Owner and shall be held and disbursed as provided herein. Agent shall establish another custodial and/or trust account as required by applicable law or the Owner for the deposit of tenant security deposits (the “TSD Account”).

 (b)        No non-Property funds shall be commingled with the funds in the Property Bank Account or TSD Account (collectively, the “Accounts”).

7.02.   Expenses Paid by Owner.  Except as otherwise directed by Owner, the following costs are to be paid directly by Agent:

 (a)        Any and all costs necessary for the management, operation and maintenance of the Property requested by Property Manager, provided such costs are provided for and are within the limits of the Approved Operating Budget or specifically approved in writing by Owner;

 (b)        Capital expenditures provided for in the Approved Capital Budget and requested by Property Manager or authorized in writing by Owner and directed by Owner to be incurred by Property Manager; and

 (c)        Any and all costs necessary for emergency expenses as provided in Section 2.02(f) of the Property Management Agreement and directed to be incurred by Property Manager.

Agent shall not be obligated to make any advance to or for the account of Owner.

ARTICLE 8. INSURANCE AND INDEMNITY.

8.01.   INDEMNIFICATION.

 (A)        AGENT AGREES TO AND SHALL, COMPLETELY AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, INDEMNIFY, DEFEND (WITH COUNSEL REASONABLY ACCEPTABLE TO OWNER), PROTECT AND HOLD OWNER AND ITS RESPECTIVE PRINCIPALS, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, AUTHORIZED SUCCESSORS, AUTHORIZED ASSIGNS AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, ACTIONS, FINES, PENALTIES, LIABILITIES, LOSSES, TAXES, DAMAGES, INJURIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ACTUAL ATTORNEYS’,

CONSULTANTS’ AND EXPERT WITNESS’ FEES, AND DEFENSE COSTS AT BOTH THE TRIAL AND APPELLATE LEVELS) (COLLECTIVELY, “DAMAGES”) IN ANY MANNER RELATED TO, ARISING OUT OF OR RESULTING FROM (I) ANY FAILURE OF AGENT TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT CAUSING DAMAGE TO OWNER, BUT ONLY TO THE EXTENT SUCH DAMAGES ARE NOT COVERED BY THE INSURANCE MAINTAINED BY OWNER UNDER SECTION 8.05 BELOW, (II) ANY ACTS OF AGENT BEYOND THE SCOPE OF ITS AUTHORITY UNDER THIS AGREEMENT, (III) ANY NEGLIGENCE, WILLFUL MISCONDUCT OR OTHER WRONGFUL OR INTENTIONAL ACTS OR OMISSIONS OF AGENT, BUT WITH REGARD TO NEGLIGENCE OF PROPERTY MANAGER (AS OPPOSED TO GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR OTHER WRONGFUL OR INTENTIONAL ACTS OR OMISSIONS) ONLY TO THE EXTENT SUCH DAMAGES ARE NOT COVERED BY THE INSURANCE MAINTAINED BY OWNER UNDER SECTION 8.05 BELOW, (IV) ANY INJURY, DAMAGE OR DEATH TO AGENT, ITS OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES, AND (V) ANY INJURY, DAMAGE AND/OR DEATH TO ANY INDEPENDENT CONTRACTORS OF AGENT. THE OBLIGATIONS OF AGENT UNDER THIS SUBSECTION (A) SHALL APPLY ONLY TO THE EXTENT DAMAGES OF AN INDEMNIFIED PARTY ARE NOT FULLY PAID BY OWNER’S COMMERCIAL GENERAL LIABILITY INSURANCE DESCRIBED BELOW IN SECTION 8.05(B). NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT TO THE CONTRARY, AGENT’S OBLIGATIONS UNDER THIS SECTION 8.01 SHALL SURVIVE THE EXPIRATION, TERMINATION OR CANCELLATION OF THIS AGREEMENT, AND SHALL BIND ANY AND ALL OF THE HEIRS, SUCCESSORS, ASSIGNS, TRANSFEREES AND REPRESENTATIVES OF AGENT. THE RIGHTS OF OWNER UNDER THIS SECTION 8.01 SHALL ALSO INURE TO THE BENEFIT OF ANY AND ALL OF THEIR PRINCIPALS, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, TRUSTEES, HEIRS, BENEFICIARIES, TRUSTS, SUCCESSORS, ASSIGNS, TRANSFEREES AND REPRESENTATIVES, AND TO THE BENEFIT OF ANY AND ALL PERSONS AND LEGAL ENTITIES WHO ARE, COULD BE OR ARE ALLEGED TO BE, LIABLE FOR THE OBLIGATIONS OF OWNER OR SUCH PRINCIPALS, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, TRUSTEES, HEIRS, BENEFICIARIES, TRUSTS, SUCCESSORS, ASSIGNS, TRANSFEREES AND REPRESENTATIVES.

 (B)        OWNER AGREES TO AND SHALL, COMPLETELY AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, INDEMNIFY, DEFEND (WITH COUNSEL REASONABLY ACCEPTABLE TO AGENT), PROTECT AND HOLD AGENT (AND ITS PARTNERS, EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS AND TRANSFEREES) HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES IN ANY MANNER RELATED TO OR ARISING OUT OF AGENT’S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT WHICH

ARE (A) WITHIN THE SCOPE OF ITS AUTHORITY UNDER THIS AGREEMENT, AND (B) NOT WITHIN THE SCOPE OF AGENT’S INDEMNITY SET FORTH IN SECTION 8.01(A) ABOVE.

 (C)        THE RIGHTS AND OBLIGATIONS OF INDEMNITY PROVIDED IN THIS SECTION 8.01 SHALL NOT BE EXCLUSIVE AND SHALL BE IN ADDITION TO SUCH OTHER RIGHTS AND OBLIGATIONS AS OTHERWISE EXIST INDEPENDENT OF THE PROVISIONS OF THIS SECTION 8.01.

8.02.   Agent’s Insurance Responsibility.

(a)       The Agent shall maintain during the term of this Agreement, and any extensions or renewals thereof, each of the following insurance coverages with deductibles, if applicable:

(i)

Workers’ Compensation Insurance at no less than statutory requirements including employer’s liability with a limit of not less than $1,000,000 each accident for bodily injury accident and $1,000,000 each employee and policy limit for bodily injury by disease.

(ii)	Non-Occupational Disability Insurance when required by law, if applicable.

(iii)   Commercial General Liability Insurance with a minimum combined bodily injury and property damage per occurrence limit of liability of $5,000,000, a products-completed operations aggregate limit of $5,000,000 and a general aggregate limit of $10,000,000. Limits of liability may be satisfied through the maintenance of a combination of primary and umbrella/excess liability policies.

(iv)   Automobile Liability Insurance covering owned, hired and nonowned vehicles, separate coverage in an amount not less than $1,000,000 combined single limit for bodily injury and property damage of $1,000,000 each accident.

(v)     Errors and Omissions Insurance coverage in an amount not less than $1,000,000 each claim and general aggregate.

  (b)      Agent shall promptly provide Owner no later than three (3) days after the Effective Date with certificates of insurance or other satisfactory documentation which evidence that all required insurance is in full force and effect. Upon request, Agent shall provide Owner with a copy of the foregoing insurance policies. The insurance as required in Subsections 8.02(a)(i), (ii) and (v) to be maintained by Agent shall provide that the insurer shall provide to Owner thirty (30) days’ advance notice of cancellation or material change. The liability policies required by Subsections 8.02(a)(iii) and (iv) shall provide that the insurer shall provide to Owner thirty (30) days’ advance notice of cancellation or material change and shall name Owner and its principals, officers, directors, shareholders, partners, members, trustees, beneficiaries and employees as additional insureds. All liability policies shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Such liability policies also shall contain endorsements including cross-liability and waiver of subrogation, and shall contain such other endorsements as may be reasonably required by Owner. The liability policies required by Subsections 8.02(a)(iii) shall include broad form contractual liability insurance coverage.

8.03.    Contract Documents; Indemnity Provisions.  Agent shall use its best efforts to include in service and supply contracts prepared or executed by Agent respecting the Property provisions to the effect that the other contracting party shall, to maximum extent permitted by law, indemnify, defend (with counsel reasonably acceptable to Owner), protect and hold harmless Agent and Owner and their respective principals, officers, directors, shareholders, partners, members, managers, trustees, beneficiaries and employees from and against any and all Damages in any manner related to, arising out of and/or resulting from any damage to or injury to, or death of, persons or property caused or occasioned by or in connection with or arising out of any acts or omissions of said contracting party or its employees or agents or contractors and agree that no principal, officer, director, shareholder, partner, member, manager, investor, trustee, officer, employee or agent of Owner shall be personally liable for any of the obligations of Owner hereunder.

8.04.    Ratings of Insurance Companies.  All insurance required to be carried by Agent shall be written with companies having a policyholder and asset rate, as circulated by Best’s Insurance Reports, of A-:VIII or better unless an exception is approved by Owner.

8.05.    Owner’s Insurance Responsibility.  Owner shall maintain during the term of this Agreement, and any extensions thereof, each of the following insurance coverages which shall be primary and noncontributory insurance:

 (a)        All-Risk Property Damage Insurance and Loss of Rents Insurance coverage on the Property.

 (b)        Commercial General Liability Insurance coverage with a minimum general aggregate limit of not less than $10,000,000. Agent shall be designated an insured under Owner’s commercial general liability insurance policy while acting within the scope of its authority as Owner’s property manager. All other terms and conditions of this Agreement (including, without limitation, the indemnification provisions of Section 8.01 and Agent’s obligation to maintain insurance described in Section 8.02) shall not be affected by this Section 8.05(b).

8.06.    Reserved.

ARTICLE 9.  RELATIONSHIP OF PARTIES and REPRESENTATIONS and WARRANTIES.

9.01.    Nature of Relationship.  In taking any action pursuant to this Agreement, Agent will be acting only as an independent contractor, and nothing in this Agreement, expressed or implied, shall be construed as creating a partnership or joint venture or an employment relationship or that of principal and agent between Agent (or any person employed by Agent) and Owner or any other relationship between the parties hereto except that of property owner and independent contractor.

9.02.    Communications Between Parties.  Owner shall rely on Agent to direct and control all operations at the Property; provided, however, Owner reserves the right to communicate directly with the manager specified in Subsection 4.01(b), Agent’s accountant(s) working on Property matters, all tenants and tenants’ representatives, all lease prospects, all advertising, management, cleaning and servicing firms doing work for the Property, and all parties contracting with Owner or Agent with respect to the Property.

9.03.    Relationship of Owner and Agent with Respect to Leasing.  Agent shall not be entitled to any commission or other fee in connection with the leasing of apartment units at the Property.

9.04.    No Sales Brokerage Agreement.  There are no sales brokerage agreements between Owner and Agent; Agent has no brokerage agreement or understanding (exclusive or otherwise) with respect to the sale of all or part of the Property on behalf of Owner; and in the event that Owner effects a sale of the Property, whether on its own or through the use of others, brokers or otherwise, Agent shall be entitled to no compensation, fee or commission or other payment on account of such sale. Unless specifically approved by Owner, Agent shall have no right to obligate Owner for the payment of any fees or commissions to any outside real estate agent or broker for tenant leases. Except as expressly provided to the contrary elsewhere herein or as otherwise approved by Owner in writing, Agent shall be fully responsible for any compensation due employees of Agent and any real estate brokers cooperating with Agent. Agent shall indemnify and hold Owner harmless with respect to any action, proceeding, claim, liability, loss, cost or expense (including reasonable attorneys’ fees) arising in connection with any claim for brokerage or finder’s fees or any other like payment payable as a result of a breach under this Section 9.04 by Agent. Agent’s obligations with respect to the foregoing indemnity shall survive the expiration or earlier termination of this Agreement.

9.05.    Confidentiality.  Except as may be otherwise required by law, Agent and Owner shall maintain the confidentiality of all matters pertaining to this Agreement and all operations and transactions relating to the Property.

9.06.    Agent Not to Pledge Owner’s Credit.  Agent shall not, except in the purchase of goods, wares, merchandise, materials, supplies and services reasonably required in the performance of its obligations under this Agreement and approved by Owner, pledge the credit of Owner; nor shall Agent, in the name or on behalf of Owner, borrow any money or execute any promissory note, installment purchase agreement, bill of exchange or other obligation binding on Owner or the Property.

9.07 Representations	and Warranties.

(a)        Agent represents and warrants that (i) Agent has full power, authority and legal right to execute, deliver and perform this Agreement and to perform all of its obligations hereunder and (ii) the execution, delivery and performance of all or any portion of this Agreement do not and will not (x) require any consent or approval from any governmental authority, (y) violate any provisions of law or any government order or (z) conflict with, result in a breach of, or constitute a default under, the charter or bylaws of Agent or any instrument to which Agent is a party or by which it or any of its property is bound.

(b)        Owner represents and warrants that it has full power, authority and legal right to execute, deliver and perform this Agreement.

(c)        Agent acknowledges and agrees that Owner is relying upon the representations and warranties set forth in Sections 9.07(a) in entering into this Agreement, and Owner acknowledges and agrees that Agent is relying upon the representations and warranties set forth in Section 9.07(b) in entering into this Agreement.

ARTICLE 10.            TERMINATION.

10.01.    Termination by Owner Without Cause.  This Agreement may be terminated by Owner at any time without cause and upon written notice to Agent by Owner, effective thirty (30) days from the date of such notice, which shall be considered the effective date of termination.

10.02.    Termination by Owner for Cause.  This Agreement may be terminated by Owner (or the Agent may be required by Owner to change its personnel assigned as Agent for the Property) at any time during the term hereof upon written notice to Agent effective immediately for any of the following causes:

(a)        If Agent shall suspend or discontinue business;

(b)        If a court shall enter a decree or order for relief in respect of Agent in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Agent or for any substantial part of its property, or for the winding-up, dissolution or liquidation of its affairs, and such decree or order shall continue unstayed and in effect for a period of sixty (60) consecutive days or if Agent shall consent to any of the foregoing;

(c)        If Agent shall commence a voluntary case or action under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy insolvency or other similar law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Agent or for any substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing that it is unable, or fail generally to pay its debts as such debts become due, or take action in furtherance of any of the foregoing;

(d)        If Agent is grossly negligent or engages in willful misconduct with respect to its duties or obligations to Owner under this Agreement; or

(e)        If Agent commits any other material default in the performance of any of its obligations under this Agreement, unless such default is cured with thirty (30) days after written notice of such default is given to Agent, or, if not curable within thirty (30) days, commenced within such thirty (30) days and diligently prosecuted to completion.

10.03.  Termination by Agent.  This Agreement may be terminated by Agent, without cause, upon ninety (90) days’ written notice to Owner. This Agreement may be terminated by Agent for cause if Owner commits any material default in the performance of any of its obligations under this Agreement, including, without limitation, its obligation to pay to Agent any fees due and payable under Section 3.01 above, and such default shall continue for a period of thirty (30) days after notice thereof by Agent to Owner.

10.04.  Orderly Transition.  In the event of any termination or expiration of this Agreement, Agent shall use its best efforts to effect an orderly transition of the management and operation of the Property to an agent designated by Owner and to cooperate with such agent. Upon termination or expiration of this Agreement, Agent’s rights, if any, to withdraw funds from any account which contains funds collected in connection with the Property shall terminate. Agent shall remove all signs that it may have placed at the Property containing its name and repair any resulting damage. In addition, Agent shall deliver the following to Owner on or before thirty (30) days following the termination or expiration date:

(a)        A final report, reflecting the balance of income and expenses for the Property as of the date of termination or expiration; and

(c)        All keys, property, supplies, records, contracts, drawings, leases and correspondence, in existence at the time of termination or expiration and all other papers or documents pertaining to the Property. All data, information and documents shall at all times be the property of Owner.

10.05.  Rights Which Survive Termination or Expiration.  Termination and/or expiration of this Agreement shall in no event terminate or prejudice any right arising out of or accruing in connection with the terms of this Agreement attributable to events and circumstances occurring prior to termination or expiration of this Agreement, and/or all rights and obligations specified in this Agreement to survive such termination and/or expiration.

ARTICLE 11.            MISCELLANEOUS.

11.01.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State in which the property is located without going effect to the conflict of law principles of such State.

11.02.  Table of Contents and Headings.  The Table of Contents preceding this Agreement and the headings of the various articles and sections of this Agreement have been inserted for convenient reference only and shall not have the effect of modifying or amending the express terms and provisions of this Agreement.

11.03.  Entire Agreement.  This Agreement contains the entire agreement between the parties with regard to the subject matter hereof, and this Agreement shall not be amended, modified or cancelled except in writing signed by both parties or by their duly authorized agents.

11.04.  Successors and Assigns.  All terms, conditions and agreements herein set forth shall inure to the benefit of, and be binding upon the parties, and any and all of their respective permitted heirs, successors, representatives and assigns. Notwithstanding the foregoing, this Agreement may not be assigned by Agent nor shall Agent delegate any of its duties hereunder without Owner’s prior written consent, which consent may be granted or withheld in Owner’s sole and absolute discretion. Any attempted assignment or delegation by Agent hereunder in violation of this Section 11.04 shall be null and void and of no force or effect.

11.05.  Waiver.  The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such terms, provisions, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any terms or provisions hereof shall be deemed to have been made unless expressed in writing and signed by such party. In the event of consent by Owner to an assignment of this Agreement, no further assignment shall be made without the express written consent of Owner.

11.06.  Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws. However, if any provision of this Agreement is invalid under any applicable law, such provision shall be ineffective only to the extent of such invalidity without invalidating the remaining provisions of this Agreement and, to the fullest extent possible, this Agreement shall be interpreted so as to give effect to the stated written intent of the parties.

11.07.  Time.  Time is of the essence of this Agreement.

11.08.  Attorneys’ Fees.  In the event of any legal or equitable proceeding for enforcement of any of the terms or conditions of this Agreement, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Agreement, the prevailing party in such proceeding, or the non-dismissing party where the dismissal occurs other than by reason of a settlement, shall be entitled to recover its reasonable costs and expenses, including without limitation reasonable attorneys’ fees and costs, paid or incurred in good faith at the pre-trial, trial and appellate levels, and in enforcing any award or judgment granted pursuant thereto. Any award, judgment or order entered in any such proceeding shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such award or judgment, including without limitation (a) post-award or post-judgment motions, (b) contempt proceedings, (c) garnishment, levy, and debtor and third party examinations, (d) discovery and (e) bankruptcy litigation. The “prevailing party”, for purposes of this Agreement, shall be deemed to be that party that obtains substantially the result sought, whether by dismissal, award or judgment.

11.09.  Further Acts. Owner and Agent shall execute such other documents and perform such other acts as may be reasonably necessary and/or helpful to carry out the purposes of this Agreement.

11.10.  No Advertising. No publication, announcement or other public advertisement of the name of Owner in connection with the Property shall be made by Agent, except as may be required by applicable law or with the prior written consent of Owner.

11.11.  Signs. Signs and building directories are prohibited unless specifically approved by Owner. Agent may place reasonable leasing signs as required with the prior approval of Owner. All signs must meet all requirements of local sign codes and ordinances.

11.12.  Owner Exculpatory Clause; Waivers of Jury Trial and Punitive Damages. Agent agrees that no principal, officer, director, shareholder, partner, member, investor, manager, representative, trustee, officer, employee or agent of Owner or of its members or partners shall be personally liable for any of the obligations of Owner hereunder and that Agent must look solely to the assets of Owner for the enforcement of any claims against Owner arising hereunder. In addition, Agent hereby waives in connection with any such claim any right it may have to a jury trial and any punitive or consequential damages.

11.14.  Notices. Any notice required or desired to be given under this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or delivered by any generally recognized courier, or by certified or registered mail, addressed to the appropriate address shown below. Any notice given by depositing it in the United States mail as certified or registered mail, postage prepaid, shall be deemed given five (5) business days after deposit.

Owner:	KBS Legacy Partners Wesley LLC c/o KBS Capital Advisors, LLC 620 Newport Center Drive, Suite 1300 Newport Beach, California 92660 Attn: David Snyder

With a copy to:	KBS Legacy Partners Wesley LLC c/o Legacy Partners Residential Realty LLC 5141 California Avenue, Suite 100 Irvine, California 92617 Attn: Timothy J. O’Brien

With a copy to:	KBS Legacy Partners Wesley LLC c/o Legacy Partners Residential, Inc. 4000 E. Third Avenue, Sixth Floor Foster City, California 94404

Attn: W. Dean Henry/Guy K. Hays

Agent:	c/o Legacy Partners Residential, Inc. 4000 E. Third Avenue, Sixth Floor Foster City, California 94404 Attn: Carol Foster

With a copy to:	c/o Legacy Partners Residential, Inc. 4000 E. Third Avenue, Sixth Floor Foster City, California 94404 Attn: W. Dean Henry/Guy K. Hays

11.15.  Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the Effective Date.

OWNER:	KBS LEGACY PARTNERS WESLEY LLC, a Delaware limited liability company

	By:	KBS LEGACY PARTNERS PROPERTIES LLC, a Delaware limited liability company, its sole member

		By:	KBS LEGACY PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

			By:	KBS LEGACY PARTNERS APARTMENT REIT, INC., a Maryland corporation, its sole general partner

				By:	/s/ Guy K. Hays
Name: Guy K. Hays
Title: Executive Vice President

AGENT:	LEGACY PARTNERS RESIDENTIAL L.P., a Delaware limited partnership

	By:	Legacy Partners Residential, Inc., a Delaware corporation, its managing general partner

By: /s/ Michael J. King
Name: Michael J. King
Its: Vice President – Designated Real Estate Broker

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

LYING AND BEING in the City of Charlotte, County of Mecklenburg, North Carolina, and more particularly described as follows:

BEING all of Tract 2, Tract 3 and Tract 6 on plat recorded in Map Book 50, Page 862, Mecklenburg County Public Registry, as modified and affected by plats recorded in Map Book 51, page 392 and MapBook 53, page 499. (Description is subject to possible revision upon receipt of current survey).

TOGETHER WITH all easements, rights, and appurtenances contained in declaration of Easements recorded in Book 24097, page 749, Mecklenburg County Public Registry.

A-1